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                                                                      Exhibit 11

                           STATER BROS. HOLDINGS INC.
                    Calculation of Earnings Per Common Share
         (in thousands, except number of shares and per share amounts)



                                                                             Fiscal Years Ended
                                                                    ------------------------------------
                                                                      1994         1995          1996(1)
                                                                    --------    ---------       --------
Income before cumulative
  effect of a change in
  accounting for income taxes
  and extraordinary loss                                             $8,789       $6,727         $16,011


Less preferred dividends                                               (327)           -           4,111
                                                                     ------       ------         -------
 Income available to common
  shareholders before cumulative
  effect of a change in
  accounting for income taxes
  and extraordinary loss                                              8,462        6,727          11,900

Cumulative effect of a change
  in accounting for income taxes                                        372            -               -

Extraordinary (loss)                                                 (8,036)           -               -
                                                                     ------       ------         -------

Net income available
  to common shareholders                                            $   798     $  6,727        $ 11,900
                                                                    =======     ========        ========

Earnings per common share:
  Before cumulative effect of a
  change in accounting for income
  taxes and extraordinary charge                                    $ 84.62       $67.27         $165.28

  Cumulative effect of a change
  in accounting for income taxes                                       3.72            -               -

  Extraordinary (loss)                                               (80.36)           -               -
                                                                    -------       ------         -------

Earnings per common share                                           $  7.98       $67.27         $165.28
                                                                    =======       ======         =======

Average common shares outstanding                                   100,000      100,000          72,000
                                                                    =======      =======          ======

Common shares outstanding
  at end of fiscal year                                             100,000      100,000          50,000
                                                                    =======      =======          ======

(1)  53-Week Fiscal Year